U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or

               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

    Mills                             R.                   C.
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   (Last)                           (First)             (Middle)

                                 P.O. Box 40466
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                                    (Street)

  Jacksonville                      Florida            32203-0466
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

                       Jacksonville Bancorp, Inc. (JAXB)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

                                  October 2001
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5.   If Amendment, Date of Original (Month/Year)

                                      N/A
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)


                             Chairman of the Board
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7.   Individual of Joint/Group Filing


     [X]  Form filed by one Reporting Person

     [ ]  Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
                             (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                                                                             49,000         D
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*   If the Form is filed by more  than one  Reporting  Person,  see  Instruction
    4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                         (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                 2.                                                                                       Deriv-    of
                 Conver-                     5.                                7.                         ative     Deriv-   11.
                 sion                        Number of                         Title and Amount           Secur-    ative    Nature
                 or                          Derivative     6.                 of Underlying              ities     Secur-   of
                 Exer-              4.       Securities     Date               Securities                 Bene-     ity:     In-
                 cise     3.        Trans-   Acquired (A)   Exercisable and    (Instr. 3 and 4)  8.       ficially  Direct   direct
                 Price    Trans-    action   or Disposed    Expiration Date    ----------------  Price    Owned     (D) or   Bene-
1.               of       action    Code     of(D)          (Month/Day/Year)             Amount  of       at End    In-      ficial
Title of         Deriv-   Date      (Instr.  (Instr. 3,     ----------------             or      Deriv-   of        direct   Owner-
Derivative       ative    (Month/   8)       4 and 5)       Date     Expira-             Number  ative    Month     (I)      ship
Security         Secur-   Day/      ------   ------------   Exer-    tion                of      Secur-   (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)     Code V    (A)   (D)     cisable  Date      Title     Shares  ity       4)        4)       4)
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Employee stock   $10.00   10/31/01  D    V          12,000  11/09/99 11/09/09  Common    12,000             0
option (right                                                                  Stock
to buy)
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Employee stock   $10.00   10/31/01  A    V    4,643         10/31/01 11/09/09  Common     4,643           4,643        D
option (right                                                                  Stock
to buy)
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Explanation of Responses:





/s/ R.C. Mills                                                 11/26/01
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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